UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2013

HYPERION THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35614	61-1512713
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Gateway Boulevard, Suite 200

South San Francisco, California 94080

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (650) 745-7802

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations and Board Realignment

On April 8, 2013, Drs. Gaurav Aggarwal and Robert Hopfner resigned from the Hyperion Therapeutics, Inc.’s (the “Company”) Board of Directors (the “Board”), effective immediately. Dr. Aggarwal’s and Dr. Hopfner’s resignation as directors was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Both directors were Class I directors with terms expiring at the Company’s 2013 Annual Meeting of Stockholders. The resignations of Drs. Aggarwal and Hopfner, both of whom represented their respective venture capital funds’ original private investment in the Company, were directly related to the Board’s strategy to appropriately re-scale the size and composition of the Board to become more aligned with the Company’s core business, future needs and stage of development.

In recognition of Dr. Aggarwal’s and Dr. Hopfner’s service to the Company, the Company’s Compensation Committee accelerated the vesting of 4,570 shares of unvested options to purchase common stock previously awarded to both Dr. Aggarwal and Dr. Hopfner.

Pursuant to the Company’s Amended and Restated Bylaws (“Bylaws”), directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each annual meeting of the Company’s stockholders. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. Due to the resignations and change in composition of the Board, the Board consisted of one Class I director (with a term expiring in 2013), three Class II directors (with a term expiring in 2014), and four Class III directors (with a term expiring in 2015). In an effort to ensure that the Company’s Board consists of three classes divided as evenly as possible, on April 9, 2013, Donald J. Santel, the Company’s Chief Executive Officer, agreed to resign as a Class III director, effective immediately, subject to the Board’s agreement to immediately reappoint him as a Class I director. On April 9, 2013, the Board accepted Mr. Santel’s resignation as a Class III director and immediately appointed Mr. Santel as a Class I director to serve for a term expiring at the Company’s 2013 Annual Meeting of Stockholders.

The resignation and reappointment of Mr. Santel was effected solely to satisfy certain legal requirements under the Delaware General Corporation Law and the Company’s Amended and Restated Articles of Incorporation and Bylaws in order to rebalance the Board classes, and for all other purposes, including vesting and other compensation matters, Mr. Santel’s service on the Board is deemed to have continued uninterrupted.

On April 9, 2013, in connection with the resignations of Drs. Aggarwal and Hopfner and subsequent to the resignation and reappointment of Mr. Santel, the Board approved a decrease in the size of the Board to eight members.

Director Compensation

On April 9, 2013, the Compensation Committee of the Board approved new compensation arrangements applicable to the Company’s non-employee directors effective immediately. These changes were made to target director compensation at 50th percentile of the Company’s peer group. Under the new arrangement, the annual cash retainer was increased from $30,000 to $40,000 for each non-employee director. The Company also increased the additional annual cash retainer for the chairperson of the Audit Committee from $15,000 to $20,000 and the additional cash retainer for each member of the Company’s Audit Committee from $7,500 to $8,000. No changes were made to the retainers for the Company’s Chairman of the Board, Lead Director or the chairperson and members of each of the Compensation and Nominating and Corporate Governance committees.

In addition, under the new arrangement, newly appointed non-employee directors will receive a one-time initial award of options to purchase common stock valued at $160,000, which will vest monthly over a four-year period subject to the director’s continued service on the Board. Thereafter, each non-employee director will receive an annual award of options to purchase common stock valued at $115,000, which will vest on the one-year anniversary of the date of grant, subject to the director’s continued service on the Board.

The Compensation Committee set thresholds that would be used to determine the number of options to purchase common stock based on the Company’s initial public offering price of $10.00 per share. The thresholds represent 30% multiples of the initial public offering price, i.e., $13.00, $16.90, $21.97, $28.56, etc. Once the trailing 30-day average closing price meets or exceeds a threshold, the threshold’s corresponding dollar value is used until the next higher threshold is met. For the grants referenced above, the threshold price of $21.97 was used because the Company’s 30-day average closing price had reached at least $21.97, but was below the next higher threshold of $28.56. The approved target dollar value was divided by the calculated Black-Scholes value based upon the $21.97 threshold price to determine the number of options awarded.

Based on this method for determining the number of options, the Compensation Committee approved grants of options to purchase 9,800 shares of common stock to all non-employee directors except Ms. Lota S. Zoth. For 2013, Ms. Zoth will receive an annual award of options valued at $170,500, or an option to purchase 14,700 shares of common stock. All grants will be made on April 15, 2013, the day the Company has historically made equity awards to employees, with an exercise price equal to the closing price of the Company’s common stock as reported on the Nasdaq Global Stock Market on such date. The increase in Ms. Zoth’s award for 2013 was to reflect Ms. Zoth’s substantially greater years of service compared with the Company’s other independent board members who joined the board prior to the Company’s initial public offering.

Executive Compensation

On April 9, 2013, the Compensation Committee also granted each of our named executive officers options to purchase shares of the Company’s common stock as follows:

Name and Title	Options
Donald J. Santel, Chief Executive Officer and Director	143,000
Bruce F. Scharschmidt, M.D., Chief Medical Officer and Senior Vice President	46,000
Jeffrey S. Farrow, Chief Financial Officer and Secretary	39,500
Klara A. Dickinson, Senior Vice President, Regulatory Affairs and Compliance	43,000
Christine Nash, Senior Vice President, Chief Commercial Officer	39,500

All grants will be made on April 15, 2013, the day the Company has historically made equity awards to employees, with an exercise price equal to the closing price of the Company’s common stock as reported on the Nasdaq Global Stock Market on such date. Each option will vest 25% on the one year anniversary with the remainder vesting 1/48th per month for the next 36 months thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 11, 2013	Hyperion Therapeutics, Inc.

	By:	/s/ Jeffrey S. Farrow
Jeffrey S. Farrow
Chief Financial Officer